Filed pursuant to Rule 424(b)(7)

Registration No. 333-258563

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.10 par value per share (“Common Stock”)	37,646	$39.17	$1,474,593.82	$160.88

(1)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the New York Stock Exchange on August 4, 2021.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 6, 2021)

LiveRamp Holdings, Inc.

37,646 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated August 6, 2021, which is a part of the automatic shelf registration statement (Registration No. 333-258563) that LiveRamp Holdings, Inc. (“LiveRamp,” “we,” or the “Company”) filed on August 6, 2021 covering the resale from time to time by the selling stockholders named herein of shares of our common stock, par value $0.10 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “RAMP.” On August 6, 2021, the last reported sale price for our common stock on the New York Stock Exchange was $47.47 per share.

Common stock offered by selling stockholders	37,646 shares of common stock, par value $0.10 per share, in one or more offerings

Our authorized capital stock consists of 200,000,000 shares of common stock with a $0.10 par value per share, and 1,000,000 shares of preferred stock with a $1.00 par value per share, all of which shares of preferred stock are undesignated. As of August 2, 2021, there were 67,922,184 shares of common stock issued and outstanding, held of record by 1,050 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock.

The date of this prospectus supplement is August 9, 2021.

SELLING STOCKHOLDERS

The selling stockholders identified in this prospectus supplement are offering for sale up to 37,646 shares of our common stock, par value $0.10 per share. The selling stockholders acquired these shares from us pursuant to our acquisition of Acuity Data. The selling stockholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement to this prospectus any or all of the shares of our common stock being registered in one or more offerings. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

Certain of the selling stockholders are currently employed by LiveRamp France, a wholly-owned subsidiary of the Company. Stanislas Lajouanie serves as Head of Sales & Marketing – Carrefour Safe Haven, Thibault Asselot serves as Head of CSM/PMO – Carrefour Safe Haven and Arnaud Bohelay serves as Head of Product – Safe Haven Predictive Engines.

The following table sets forth information for the selling stockholders as of the date of this prospectus supplement. Beneficial ownership is determined in accordance with the SEC rules and includes securities that the selling stockholders have the right to acquire within 60 days after the date of this prospectus. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as otherwise indicated, all of the selling stockholders beneficially own less than 1% of our common stock outstanding.

Name of Beneficial Owner	Shares beneficially owned prior to the offering(1)	Number of shares offered	Shares beneficially owned after the offering(2)
Stanislas Lajouanie	4,618	4,618	0
Camille Rambaud (3)	402	402	0
SLC Capital (4)	7,529	7,529	0
Thibault Asselot	3,764	3,764	0
LWG Capital (5)	8,784	8,784	0
Arnaud Bohelay	11,143	11,143	0
Justine Bohelay (6)	502	502	0
Emma Bohelay (6)	502	502	0
Sonia Bohelay (6)	402	402	0
Total	37,646	37,646	0

(1)

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)

The table assumes that the selling stockholders will sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

(3)

Camille Rambaud is an immediate family member of Stanislas Lajouanie. Camille and Stanislas Lajouanie may be deemed to have beneficial ownership and voting and investment power over the shares held by each other.

(4)

SLC Capital is a French company controlled by Stanislas Lajouanie. Stanislas Lajouanie may be deemed to have beneficial ownership and voting and investment power over the shares held by the company. The address for SLC Capital is 8, rue André Gill, 75018, Paris, France.

(5)

LWG Capital is a French company controlled by Thibault Asselot. Thibault Asselot may deemed to have beneficial ownership and voting and investment power over the shares held by the company. The address for LWG Capital is 2, rue Marc Bachet, 92700, Colombes, France.

(6)

Justine, Emma and Sonia Bohelay are immediate family members of Arnaud Bohelay. Each family member may be deemed to have beneficial ownership and voting and investment power over the shares held by each other.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider any specific factors discussed herein together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, which is incorporated herein by reference, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.